Exhibit 99.3

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements are presented to illustrate the effects of our acquisition of the certain cinema assets of Pacific Theatres Full Circuit Business (a business unit of Pacific Theatres Entertainment Corporation and certain of its affiliates) referred to in this document as the “Acquired Circuit.”  This acquisition has been accounted for using the purchase method of accounting. The unaudited pro forma condensed consolidated balance sheet and statement of operations have been derived from the historical audited consolidated financial statements and notes thereto of Reading International, Inc. (“Reading,” “we,” or “our”) and the Pacific Theaters Full Circuit Business (A Business Unit of Pacific Theatres Entertainment Corporation and Certain of its Affiliates) (referred to hereafter as the “Acquired Circuit”) included elsewhere in this filing and should be read in conjunction therewith.

On February 22, 2008, we completed the acquisition. Pursuant to the asset purchase agreement and related documents, Reading acquired 15 cinemas for $49.2 million in cash (financed in part through a $50.0 million bank loan with GE Capital) and $21.0 million in seller financing for a total purchase price of $70.2 million. The acquisition price is subject to certain contingencies that may reduce the total acquisition price if certain financial targets for the Acquired Circuit are not achieved and when theater level capital improvements reach prescribed thresholds for designated theaters.  The reductions in the acquisition price can range from $0 to as much as $27.7 million if all contingencies were met.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2007 gives pro forma effect to the acquisition as if it occurred on December 31, 2007 and, due to the different fiscal period ends, combines the historical audited condensed consolidated balance sheet of Reading International, Inc. at December 31, 2007 to the unaudited condensed combined balance sheet of the Acquired Circuit at December 27, 2007. The Reading International, Inc. condensed consolidated balance sheet information was derived from its audited consolidated balance sheet as of December 31, 2007. The condensed combined balance sheet of the Acquired Circuit was derived from the unaudited combined balance sheet of the Acquired Circuit as of December 27, 2007.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2007 gives pro forma effect as if the acquisition had been consummated on January 1, 2007.  The Reading condensed consolidated statement of operations for the year ended December 31, 2007 was derived from its audited consolidated statement of operations for the year ended December 31, 2007. The condensed combined statement of operations of the Acquired Circuit for the year ended December 27, 2007 was derived from the audited combined statement of operations of the Acquired Circuit for the year ended June 28, 2007 and its unaudited combined statement of operations for the years ended December 27, 2007 and December 28, 2006 (see Note 5 – Acquired Circuit Historical Results of Operations).

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the acquisition had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results. The pro forma information should be read in conjunction with the accompanying notes hereto, Reading’s historical consolidated financial statements as of and for the year ended December 31, 2007 and related notes thereto which are included in our December 31, 2007 Annual Report on Form 10-K.

The unaudited pro forma adjustments give effect to events that are considered to be directly attributable to the acquisition, are factually supportable and are expected to have a continuing impact.

The pro forma information presented, including allocations of purchase price, is based on preliminary estimates of the fair values of assets acquired, available information and assumptions, and will be revised as additional information becomes available.  The final purchase price allocation related to the acquisition is dependent on, among other things, the finalization of asset valuations.  As of the date of this filing, we have not completed the valuation studies necessary to fully apportion the fair values of the assets we acquired and the related allocation of purchase price. We have allocated the total estimated purchase price, calculated as described in Note 2 under "Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements," to the assets acquired based on preliminary estimates of their fair values. A final determination of these fair values will reflect our consideration of a final valuation based in part on a valuation prepared by our appraisers. This final valuation will be based on the actual net tangible and intangible assets that existed as of the closing date of the acquisition.  Therefore, the actual purchase accounting adjustments may differ from the pro forma adjustments and such differences may be material.

Reading International, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2007
(U.S. dollars in thousands)
	Historical at December 31, 2007		Pro Forma Adjustments
	Reading International, Inc.	Acquired Circuit	Net assets not acquired (Note 3a)	Pro forma adjustments (Note 3)		Pro Forma Condensed Consolidated Reading International, Inc.
ASSETS
Current Assets:
Cash and cash equivalents	$20,782	$129	$(129)	$1,194	b	$21,976
Receivables	5,671	808	(808)	--		5,671
Inventory	654	258	--	13	c	925
Investment in marketable securities	4,533	--	--	--		4,533
Restricted cash	59	--	--	--		59
Deferred income taxes	--	143	(143)	--		--
Prepaid and other current assets	3,800	1,513	--	(970	)d	4,343
Total current assets	35,499	2,851	(1,080)	237		37,507
Land held for sale	1,984	--	--	--		1,984
Property held for development	11,068	--	--	--		11,068
Property under development	66,787	--	--	--		66,787
Property & equipment, net	178,174	30,101	--	9,232	e	217,507
Investment in unconsolidated joint ventures and entities	15,480	--	--	--		15,480
Investment in Reading International Trust I	1,547	--	--	--		1,547
Goodwill	19,100	--	--	12,556	f	31,656
Intangible assets, net	8,448	--	--	17,619	g	26,067
Deferred income taxes	--	12,778	(12,778)	--		--
Other assets	7,984	368	(368)	(393	)h	7,591
Total assets	$346,071	$46,098	$(14,226)	$39,251		$417,194

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$12,331	$4,163	$(4,163)	$123	i	$12,454
Film rent payable	3,275	2,345	(2,345)	--		3,275
Notes payable – current portion	395	--	--	--		395
Note payable to related party – current portion	5,000	--	--	--		5,000
Taxes payable	4,770	314	(314)	--		4,770
Deferred current revenue	3,214	--	--	--		3,214
Other current liabilities	169	5,393	(5,393)	--		169
Total current liabilities	29,154	12,215	(12,215)	123		29,277
Notes payable – long-term portion	111,253	--	--	71,000	j	182,253
Notes payable to related party – long-term portion	9,000	--	--	--		9,000
Subordinated debt	51,547	--	--	--		51,547
Noncurrent tax liabilities	5,418	--	--	--		5,418
Deferred non-current revenue	566	--	--	--		566
Other liabilities	14,936	10,122	(10,122)	--		14,936
Total liabilities	221,874	22,337	(22,337)	71,123		292,997
Commitments and contingencies (Note 19)
Minority interest in consolidated affiliates	2,835	--	--	--		2,835
Stockholders’ equity:
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 35,564,339 issued and 20,987,115 outstanding at December 31, 2007 and 35,558,089 issued and 20,980,865 outstanding at December 31, 2006	216	--	--	--		216
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized and 1,495,490 issued and outstanding at December 31, 2007 and at December 31, 2006	15	--	--	--		15
Additional paid-in capital	131,930	23,761	(23,761)	--		131,930
Accumulated deficit	(52,670)	--	--	--		(52,670)
Treasury shares	(4,306)	--	--	--		(4,306)
Accumulated other comprehensive income	46,177	--	--	--		46,177
Total stockholders’ equity	121,362	23,761	(23,761)	--		121,362
Total liabilities and stockholders’ equity	$346,071	$46,098	$(46,098)	$71,123		$417,194

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Reading International, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the year ended December 31, 2007
(U.S. dollars in thousands)

	Historical for Year End December 31, 2007
	December 31, 2007 Reading International, Inc.	December 27, 2007 Acquired Circuit	Pro forma Adjustments		Pro forma Condensed Consolidated Reading International, Inc.
Operating revenue
Cinema	$103,467	$80,191	$(2,155	)k	$181,503
Real estate	15,768	--	--		15,768
Total operating revenue	119,235	80,191	(2,155)		197,271
Operating expense
Cinema	77,756	70,432	229	l	148,417
Real estate	8,324	--	--		8,324
Depreciation and amortization	11,921	5,521	3,475	m	20,917
General and administrative	16,085	2,603	--		18,688
Total operating expense	114,086	78,556	3,704		196,346

Operating income (loss)	5,149	1,635	(5,859)		925

Non-operating income (expense)
Interest income	798	3	(3	)n	798
Interest expense	(8,961)	--	(5,913	)o	(14,874)
Net loss on sale of assets	(185)	--	--		(185)
Other income (expense)	(320)	43	--		(277)
Loss before minority interest, income tax expense and equity earnings of unconsolidated joint ventures and entities	(3,519)	1,681	(11,775)		(13,613)
Minority interest	(1,003)	--	--		(1,003)
Income tax expense	(2,038)	(666)	666	p	(2,038)
Equity earnings of unconsolidated joint ventures and entities	2,545	--	--		2,545
Net income (loss) from continuing operations	$(4,015)	$1,015	$(11,109)		$(14,109)

Basic and diluted earnings (loss) from continuing operations per share	$(0.18)				$(0.63)
Weighted average number of shares outstanding – basic and diluted	22,478,145				22,478,145

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

1. Basis of presentation

The unaudited pro forma condensed consolidated financial information gives the effect of the acquisition of the Acquired Circuit based on the assumptions set forth in the notes hereto. The acquisition has been accounted for in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" using the purchase method of accounting under which we are the acquiring entity. Under the this method of accounting, the total estimated purchase price, calculated as described in Note 2 to these unaudited pro forma condensed consolidated financial statements, is allocated to the net tangible and intangible assets of Acquired Circuit acquired in connection with the asset purchase agreement based on the estimated fair values as of the completion date of the acquisition. We have estimated the fair value of the assets acquired. In determining these fair values, we have considered the net realizable value attributable to net tangible and intangible assets of Acquired Circuit. Our valuation of the fair value of assets acquired was based in part on the preliminary valuation prepared by our appraisers as of this report date.  Actual results may vary once the valuation has been completed.

2. Preliminary purchase price allocation

On February 22, 2008, we purchased the Acquired Circuit for $70.2 million: $49.2 million of cash and $21.0 million of seller’s financing.

Under the purchase method of accounting, the total estimated purchase price as shown in the table is allocated to the Acquired Circuit’s net tangible and intangible assets based on their estimated fair values as of the date of the completion of the acquisition. The estimated purchase price allocation is as follows:

Inventory	$271
Prepaid assets	543
Property & Equipment:
Leasehold improvements	32,303
Machinery and equipment	4,329
Furniture and fixtures	2,701
Intangibles:
Trade name	7,220
Non-compete agreement	400
Below market leases	9,999
Goodwill	12,556
Trade payables	(123)
Total Purchase Price	$70,199

Amortizable Intangible Assets

The intangible assets associated with the purchase included

•	the trade name “Consolidated Theatres” which is the name commonly used for the acquired cinemas in Hawaii;

•	a noncompete agreement with the sellers requiring them to not compete in certain geographic markets for a period of five years; and

•
five favorable cinema lease agreements determined to be favorable by our analysis of below market leases, performed as part of the preliminary valuation of all leases acquired as performed by our appraiser.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," goodwill resulting from business combinations will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

3. Pro forma adjustments

        The pro forma adjustments included in the unaudited pro forma condensed consolidated financial statements are as follows:

a.	Represents an adjustment for assets and liabilities not acquired as part of the terms of the acquisition agreement.

b.	The sources and uses of cash for the acquisition are as follows (dollars in thousands):

Sources:
Return of acquisition deposit	$2,000
Proceeds from GE Capital loan	50,000
Proceeds on seller’s note	21,000
$73,000
Uses:
Acquisition of the Acquired Circuit	70,199
Costs associated with GE Capital loan	1,607
Net change in cash and cash equivalents	$1,194

c.	Represents an adjustment to record inventories at fair value of $271,000.

d.	Represents an adjustment to record prepaid and other assets at a fair value of $543,000.

e.	The acquired property and equipment at fair market value is as follows (dollars in thousands):

Leasehold interests	$32,303
Fixtures and equipment	7,030
Total property and equipment acquired	$39,333

Leasehold improvements are amortized to expense over the shorter of their remaining useful life or the remaining applicable lease term.  Fixtures and equipment are depreciated over their remaining useful life not to exceed seven years.

f.	Represents an adjustment to record goodwill of $12.6 million based on the excess of purchase price over net assets acquired at February 22, 2008.

g.	Represents purchase accounting adjustments to record acquired intangible assets of (dollars in thousands):

Below market leases	$9,999
Trade name	7,220
Noncompete agreement	400
Total intangible assets acquired	$17,619

h.	The change in other asset includes a decrease in the deposit balance of $2.0 million related to the acquisition deposit offset by an increase of deferred financing costs of $1.6 million.

i.	Accounts payable and accrued liabilities of $4.0 million were not assumed in the acquisition.

j.	Represents an adjustment to record the $71.0 million of debt incurred to acquire the assets including $50.0 million of bank financing and $21.0 million of seller’s note.

k.	Represents an adjustment to present excise taxes included in operating expense in the audited financials of the Acquired Circuit on a net basis consistent with the accounting policies of Reading.

l.	Represents adjustments to cinemas costs of (dollars in thousands):

Excise tax	$(2,155)
Straight-line rent expense	1,398
Amortization of below market rents	986
Total cinema expense adjustments	$229

m.
Represents an adjustment to record the fair value depreciation of the acquired fixed assets based on the useful lives in 3.e. noted above.  Also included in this adjustment is the intangible amortization of the acquired trade name is amortized as a declining period expense over 30 years while the noncompete agreement is amortized straight line over its five year life.

n.	Represents an adjustment to remove interest income earned by the Acquired Circuit.

o.	The increase in pro forma interest expense as a result of the acquisition for the year ended December 31, 2007 would be as follows (dollars in thousands):

Interest on the $50.0 million note payable to GE Capital at the current rate of 6.98% which is based on a 3 month LIBOR plus a 4% spread	$3,421
Interest on the $13.0 million portion of the note payable to the seller at an effective interest rate of 7.85%	1,025
Interest on the $8.0 million portion of the note payable to the seller at an effective interest rate of 8.05%	645
Amortization of loan costs related to the $50.0 million note payable to GE Capital	822
Total increase in interest expense	$5,913
For the year ended December 31, 2007, a change in interest rates by 1/8 percent would result in an increase or decrease in interest expense of	$63

p.
Reversal of income tax expense from Acquired Assets to reflect the tax effect of a proforma consolidated U.S. income tax loss. Reading International Inc does not record the benefit of income tax losses when facts do not indicate a benefit is more likely than not to be realized.

4.  Acquired Circuit historical balance sheet

The pro forma balance sheet presents the condensed combined unaudited historical balance sheet of the Acquired Circuit as of December 27, 2007.

5. Acquired Circuit historical results of operations

The following table demonstrates how the historical results of operations of the Acquired Circuit were conformed to our fiscal year-end for purposes of the pro forma consolidated statement of operations for the year ended December 31, 2007 (dollars in thousands).

PACIFIC THEATRES FULL CIRCUIT BUSINESS
(A Business Unit of Pacific Theatres Entertainment Corporation and
Certain of its Affiliates)
Combined Statements of Operations
	Year ended June 28, 2007	Six Months Ending Dec 28, 2006	Six Months Ending June 28, 2007	Six Months Ending Dec 27, 2007	12 Months Ending Dec 27, 2007
	A	B	C = A - B	D	C + D
Operating revenue:
Admissions	$52,456	26,024	26,432	27,856	54,288
Concessions	22,051	10,597	11,454	11,493	22,947
Other income	2,971	1,558	1,413	1,543	2,956
Total operating revenue	77,478	38,179	39,299	40,892	80,191
Operating expense:
Film rental	25,732	12,807	12,925	13,814	26,739
Cost of concessions	3,424	1,707	1,717	1,893	3,610
Other operating costs	38,712	19,038	19,674	20,409	40,083
General and administrative	2,223	1,111	1,112	1,412	2,524
Depreciation and amortization	5,476	2,528	2,948	2,573	5,521
Casualty loss	—	—	—	—	—
Impairment loss on long-lived assets	79	—	79	—	79
Total operating expense	75,646	37,191	38,455	40,101	78,556
Operating income	1,832	988	844	791	1,635
Nonoperating income:
Interest income	3	2	1	2	3
Gain on disposition of property, equipment, and improvements	43	—	43	—	43
Total nonoperating income	46	2	44	2	46
Earnings before income taxes	1,878	990	888	793	1,681
Income tax expense	744	392	352	314	666
Net income	$1,134	598	536	479	1,015